Exhibit 99.1

Barfresh Announces First Quarter 2026 Results

First Quarter 2026 Revenue Surpasses Outlook, Rising 92% to a Record Quarterly $5.6 million

Company Advances Facility Construction Plans at 44,000-Square-Foot Ohio Plant; Commissioning on Track Before Year-End

Provides Second Quarter 2026 Revenue Guidance of $5.2 to $5.6 million Representing Over 200% Growth Compared to Prior Year Period

Reiterates Full Year 2026 Revenue Guidance to $28 to $32 million and Full Year 2026 Adjusted EBITDA Guidance to $3.2 to $3.8 million

LOS ANGELES, May 14, 2026 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, today reported financial results for the first quarter March 31, 2026.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We are off to a strong start in fiscal 2026. First quarter revenue of $5.6 million came in above our guidance range, driven by stronger-than-anticipated contribution from Arps Dairy’s raw and processed milk business.”

“As we advance through fiscal 2026, the operational foundation we are building continues to strengthen. Plans for construction at our 44,000-square-foot Defiance facility are progressing and we remain on track to commission before year-end. With the facility now owned free and clear following our $7.5 million convertible note financing, and the $2.4 million government grant supporting our equipment installation, we have the platform and the capital structure in place to execute and anticipate paying down a portion of those notes via remortgaging the new larger facility in 2026. We are maintaining our fiscal 2026 revenue guidance of $28 to $32 million and Adjusted EBITDA guidance of $3.2 to $3.8 million, and we remain confident that fiscal 2026 will demonstrate the full power of the integrated model we are building.”

First Quarter of 2026 Financial Results

Revenue for the first quarter of 2026 increased 92% year-over-year to $5.6 million, compared to $2.9 million in the first quarter of 2025. The increase in revenue was driven by the acquisition of Arps Dairy.

Gross margin for the first quarter of 2026 was 18%, compared to 31% for the first quarter of 2025. The decrease in gross margin is a result of the Company continuing Arps Dairy’s existing milk processing business, which operates at different margin profiles than the Company’s core business, as well as transitioning Barfresh production to the Company’s new facility, which involved typical startup and implementation costs that temporarily impacted margins.

Net loss for the first quarter of 2026 improved to $661,000 as compared to a loss of $761,000 in the first quarter of 2025.

Selling, marketing and distribution for the first quarter of 2026 was $697,000, compared to $824,000 in the first quarter of 2025. The year-over-year decrease reflects lower personnel costs as the Company increasingly leverages its broker network, reduced sampling expense following the 2025 launch of Pop & Go freeze pops, and lower equipment maintenance costs as single serve products, which require no customer equipment, represent a greater share of the portfolio mix. G&A expenses for the first quarter of 2025 were $755,000, compared to $747,000 in the first quarter of 2025.

Adjusted EBITDA was a loss of $238,000 for the first quarter of 2026, compared to a loss of $506,000 in the first quarter of 2025. Adjusted EBITDA was below guidance of breakeven due to revenue mix more heavily weighted toward the lower-margin milk processing business than anticipated and start-up inefficiencies in the newly acquired processing facility due to lower production volumes than planned. These inefficiencies are typical of facility transitions and are already improving as the company optimizes its production processes and builds volume. A reconciliation of net loss to Adjusted EBITDA is provided below.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation and other non-recurring costs such as business acquisition expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not recognized measurements under GAAP and should not be considered as an alternative to loss from operations, net loss or any other performance measure derived in accordance with GAAP.

	For the three months ended March 31,
	2026	2025
Net loss	$(661,000)	$(761,000)

Depreciation and amortization	72,000	74,000
Interest expense	225,000	23,000
EBITDA	(364,000)	(664,000)

Stock based compensation, employees and board of directors	102,000	158,000
Business acquisition and integration expense (1)	24,000	-
Adjusted EBITDA	$(238,000)	$(506,000)

(1)	Arp’s Dairy was acquired on October 3, 2025. The Company incurred acquisition and integration expenses during 2026 in association with the transaction.

Balance Sheet

As of March 31, 2026, the Company had approximately $4.1 million of cash and accounts receivable, and approximately $1.8 million of inventory on its balance sheet.

In March 2026, the Company secured a $7.5 million senior convertible note financing. The proceeds were used to pay off the existing mortgage on the Company’s manufacturing facility in Defiance, Ohio, as well as other obligations and will accelerate construction completion, positioning Barfresh to control its manufacturing destiny with significantly expanded production capacity. In addition, the Company was recently approved for a $2.4 million government grant to purchase and install specialized equipment necessary for full-scale production operations.

Outlook for Second Quarter and Full Year 2026

The Company is introducing second quarter 2026 revenue guidance of $5.2 million to $5.6 million and expects an Adjusted EBITDA loss of $0.3 to $0.2 million for the second quarter 2026.

The Company continues to expect fiscal year 2026 revenue to be in the range of $28 million to $32 million, representing 97% to 125% growth compared to fiscal year 2025. As the Company progresses through the year and completes facility and equipment enhancements, it expects year-over-year quarterly improvement in both revenue and profitability.

The Company continues to expect fiscal year 2026 Adjusted EBITDA to be in the range of $3.2 million to $3.8 million, demonstrating the Company’s confidence based on updated timelines in improving cash flow as it realizes the full benefits of its integrated manufacturing model and operational scale.

Conference Call

The conference call to discuss these results is scheduled for today, on Thursday, May 14, 2026 at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, May 28, 2026. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13760133. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com